UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G
Under the Securities Exchange Act of 1934
(Amendment No.    )*

SolarWinds Corporation
(Name of Issuer)
Common stock, par value $0.001
(Title of Class of Securities)
83417Q105
(CUSIP Number)
December 31, 2018
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)

[ ]	Rule 13d-1(c)

[X]	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest GA B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 66,611 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 66,611 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,611 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (See Item 4)
12.	TYPE OF REPORTING PERSON CO
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (the “Commission”) on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest GA CO C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 66,611 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 66,611 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,611 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (See Item 4)
12.	TYPE OF REPORTING PERSON PN
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Partners 2014 I B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,596,192 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,596,192 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,596,192 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% (See Item 4)
12.	TYPE OF REPORTING PERSON CO
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Partners Co-Investments 2014 I C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,596,192 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,596,192 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,596,192 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5% (See Item 4)
12.	TYPE OF REPORTING PERSON PN
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Partners 2014 II B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 744,938 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 744,938 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,938 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (See Item 4)
12.	TYPE OF REPORTING PERSON CO
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Partners Co-Investments 2014 II C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 744,938 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 744,938 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 744,938 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (See Item 4)
12.	TYPE OF REPORTING PERSON PN
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Mich B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 143,214 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 143,214 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,214 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (See Item 4)
12.	TYPE OF REPORTING PERSON CO
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AM 2014 CO C.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 143,214 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 143,214 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,214 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0% (See Item 4)
12.	TYPE OF REPORTING PERSON PN
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

1.	NAME OF REPORTING PERSON AlpInvest Partners B.V.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [X] (b) [ ]
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 5,550,955 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 5,550,955 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,550,955 (See Item 4)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.8% (See Item 4)
12.	TYPE OF REPORTING PERSON CO
All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

CUSIP No. 83417Q105

Item 1(a)	Name of Issuer:
SolarWinds Corporation (the “Company”)

Item 1(b)	Address of Issuer’s Principal Executive Offices:
The Company’s principal executive offices are at 7171 Southwest Parkway, Building 400, Austin, Texas 78735.

Item 2(a)	Name of Person Filing:
This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to Section 13 of the Act: AlpInvest GA B.V., AlpInvest GA CO C.V., AlpInvest Partners 2014 I B.V., AlpInvest Partners 2014 I C.V., AlpInvest Partners 2014 II B.V., AlpInvest Partners Co-Investments 2014 II C.V., AlpInvest Mich B.V., AM 2014 CO C.V. and AlpInvest Partners B.V. (collectively, the “Reporting Persons”).
The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 2019, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:
The address of the principal business office of each of the Reporting Persons is c/o AlpInvest Partners B.V., Jachthavenweg 118, 1081 KJ, Amsterdam.

Item 2(c)	Citizenship:
Each of the Reporting Persons were organized under the laws of the Netherlands.

Item 2(d)	Title of Class of Securities:
Common stock, par value $0.001 per share (the “Common Stock”)

Item 2(e)	CUSIP Number:
83417Q105

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
(j)	[ ]	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).
(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
Not applicable.

CUSIP No. 83417Q105

Item 4	Ownership:

(a)
Amount beneficially owned: In the aggregate, the Reporting Persons beneficially own 5,550,955 shares of Common Stock, consisting of 66,611 shares held directly by AlpInvest GA CO C.V., 4,596,192 shares held directly by AlpInvest Partners Co-Investments 2014 I C.V., 744,938 shares held directly by AlpInvest Partners Co-Investments 2014 II C.V., and 143,214 shares held directly by AM 2014 CO C.V.

AlpInvest GA, B.V. is the general partner of AlpInvest GA CO C.V. AlpInvest Partners 2014 I B.V. is the general partner of AlpInvest Partners Co-Investments 2014 I C.V. AlpInvest Partners 2014 II B.V. is the general partner of AlpInvest Partners Co-Investment 2014 II C.V. AlpInvest Mich B.V. is the general partner of AM 2014 CO C.V. AlpInvest Partners B.V. is the managing director of each of AlpInvest GA B.V., AlpInvest Partners 2014 I B.V., AlpInvest Partners 2014 II B.V. and AlpInvest Mich B.V. (collectively, the "General Partners"). AlpInvest Partners B.V. may be deemed to exercise voting and dispositive power with respect to the shares held by AlpInvest GA CO C.V., AlpInvest Partners Co-Investments 2014 I C.V., AlpInvest Partners Co-Investments 2014 II C.V., and AM 2014 CO C.V. (collectively, the "Funds"). Each of AlpInvest Partners B.V. and the General Partners disclaims beneficial ownership of the shares owned by the Funds except to the extent of its pecuniary interest therein.
Certain of the Reporting Persons and certain other stockholders listed on Annex A hereto (collectively, the “Stockholders”) are parties to a Stockholders’ Agreement (the “Stockholders’ Agreement”), which contains, among other things, certain provisions relating to transfer of, and coordination of the voting of, securities of the Issuer by the parties thereto.
By virtue of the Stockholders’ Agreement and the obligations and rights thereunder, the Reporting Persons acknowledge and agree that they are acting as a “group” with the other Stockholders within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based in part on information provided by the Issuer, as of December 31, 2018, such a “group” would be deemed to beneficially own an aggregate of 275,327,427 shares of Common Stock, or 88.8% of the total number of shares outstanding. The Reporting Persons expressly disclaim beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Stockholder Agreement. Certain other stockholders listed on Annex A attached hereto are separately making Schedule 13G filings reporting their beneficial ownership of shares of Common Stock.

(b)	Percent of class: In the aggregate, the Reporting Persons beneficially own 5,550,955 shares of Common Stock, or 1.8% of the total number of shares outstanding.

All percentages calculated in this Schedule 13G are based upon an aggregate of 309,943,622 shares of common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the Commission on November 27, 2018.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: See Item 5 on the cover pages hereto.

(ii)	shared power to vote or to direct the vote: See Item 6 on the cover pages hereto.

(iii)	sole power to dispose or to direct the disposition of: See Item 7 on the cover pages hereto.

(iv)	shared power to dispose or to direct the disposition of: See Item 8 on the cover pages hereto.
Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 5	Ownership of Five Percent or Less of a Class:
Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable.

Item 8	Identification and Classification of Members of the Group:
See Items 2(a) - 2(c).

Item 9	Notice of Dissolution of Group:
Not Applicable.

Item 10	Certification:
Not Applicable.

CUSIP No. 83417Q105
Annex A
List of Other Stockholders Party to the Stockholder Agreement

HarbourVest 2015 Global Fund L.P.
HarbourVest Global Annual Private Equity Fund L.P.
HarbourVest Partners IX Buyout Fund L.P.
HarbourVest Partners X AIF Buyout L.P.
HarbourVest Partners X Buyout Fund L.P.
Hermes USA Investors Venture II LP
Howard Hughes Medical Institute
Lexington Co-Investment Holdings III L.P.
Meranti Fund L.P.
NB - Iowa's Public Universities LP
NB Crossroads XX - MC Holdings LP
NB Crossroads XXI - MC Holdings LP
NB PEP Holdings Limited
NB RP Co-Investment & Secondary Fund LLC
NB Sonoran Fund Limited Partnership
NB Strategic Co-Investment Partners II Holdings LP
NB Wildcats Fund LP
Neuberger Berman Insurance Fund Series of the SALI Multi-Series Fund L.P.
NPS Co-Investment (A) Fund L.P.
The Prudential Insurance Corporation of America
The Prudential Legacy Insurance Corporation of New Jersey
Silver Lake Partners IV, L.P.
Silver Lake Technology Investors IV, L.P.
Silver Lake Technology Associates IV, L.P.
SLP Aurora Co-Invest, L.P.
SMRS-TOPE LLC
TFL Trustee Company Limited as Trustee of the TFL Pension Fund
Thoma Bravo Executive Fund XI, L.P.,
Thoma Bravo Executive Fund XII, L.P.,
Thoma Bravo Executive Fund XII-A, L.P.,
Thoma Bravo Fund XI, L.P.,
Thoma Bravo Fund XI-A, L.P.,
Thoma Bravo Fund XII, L.P.,
Thoma Bravo Fund XII-A, L.P.,
Thoma Bravo Special Opportunities Fund XII, L.P.,
Thoma Bravo Special Opportunities Fund XII-A, L.P.

CUSIP No. 83417Q105
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date:  February 13, 2019

ALPINVEST GA B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST GA CO C.V.

By:	AlpInvest GA B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS 2014 I B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

CUSIP No. 83417Q105

ALPINVEST PARTNERS CO-INVESTMENTS 2014 I C.V.

By:	AlpInvest Partners 2014 I B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS 2014 II B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS CO-INVESTMENTS 2014 II C.V.

By:	AlpInvest Partners 2014 II B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

CUSIP No. 83417Q105

ALPINVEST MICH B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

AM 2014 CO C.V.

By:	AlpInvest Mich B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS B.V.

By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

CUSIP No. 83417Q105

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G
The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of SolarWinds Corporation may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.
Date:  February 13, 2019

ALPINVEST GA B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST GA CO C.V.

By:	AlpInvest GA B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS 2014 I B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

CUSIP No. 83417Q105

ALPINVEST PARTNERS CO-INVESTMENTS 2014 I C.V.

By:	AlpInvest Partners 2014 I B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS 2014 II B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS CO-INVESTMENTS 2014 II C.V.

By:	AlpInvest Partners 2014 II B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

CUSIP No. 83417Q105

ALPINVEST MICH B.V.

By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

AM 2014 CO C.V.

By:	AlpInvest Mich B.V.
Its:	General Partner
By:	AlpInvest Partners B.V.
Its:	Managing Director
By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory

ALPINVEST PARTNERS B.V.

By:	/s/ Patrick de van der Schueren
Name:	Patrick de van der Schueren
Title:	Authorized Signatory
By:	/s/ Marc Rademakers
Name:	Marc Rademakers
Title:	Authorized Signatory